 Custody Agreement

SCHEDULE II SERIES

448330	GaveKal Knowledge Leaders Developed World ETF	July 08, 2015
824504	The Wear ETF	August 2, 2016
541865	Saba Interest Rate Hedged Closed-End Funds ETF	March 13, 2017
983931	ProSports Sponsors ETF	July 11, 2017
805183	James Biblically Responsible Investment ETF	December 14, 2017

EXCHANGE LISTED FUNDS TRUST

By:	/s/ J. Garrett Stevens
Title: J. Garrett Stevens
Date: 12-8-17

THE BANK OF NEW YORK MELLON

By:	/s/ Elizabeth Stubenrauch
Title: R.E. - Elizabeth Stubenrauch
Date: 12/11/17